Exhibit 5.1

June 1, 2007
Nuance Communications, Inc.
1 Wayside Road
Burlington, MA 01803
               Re:    Registration Statement on Form S-8
     Ladies and Gentlemen:
     I have examined the Registration Statement on Form S-8 to be filed by Nuance Communications, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission on or about May 30, 2007 (the “Registration Statement”), relating to the registration under the Securities Act of 1933, as amended, of 640,284 shares of the Company’s Common Stock, $0.001 par value (the “Shares”) reserved for issuance under the Company’s BeVocal, Inc. 1999 Stock Option/Stock Issuance Plan (the “Plan”). As legal counsel to the Company, I have reviewed the actions proposed to be taken by the Company in connection with the issuance and sale of the Shares to be issued under the Plan.
     It is my opinion that, when issued and sold in the manner described in the Plan and pursuant to the agreements referred to therein, the Shares will be legally and validly issued, fully paid and nonassessable.
     I consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of my name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,
/s/ Garrison R. Smith

Garrison R. Smith Director, Corporate Legal Services Nuance Communications, Inc